Exhibit 99.1

News Release

Sunoco LP Reports Second Quarter 2025 Financial and Operating Results
•Reports second quarter results, including net income of $86 million, Adjusted EBITDA(1), excluding one-time transaction-related expenses(2), of $464 million and Distributable Cash Flow, as adjusted(1), of $300 million
•Increases quarterly distribution by 1.25%; on track to meet distribution growth target of at least 5% for 2025
•Reaffirms full year 2025 Adjusted EBITDA(1)(3) guidance of $1.90 billion to $1.95 billion, excluding one-time transaction-related expenses(2)
DALLAS, August 6, 2025 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter ended June 30, 2025.
Financial and Operational Highlights
Net income for the second quarter of 2025 was $86 million compared to $501 million in the second quarter of 2024.
Adjusted EBITDA(1) for the second quarter of 2025 was $454 million compared to $320 million in the second quarter of 2024. Adjusted EBITDA(1) for the second quarter of 2025 and 2024 included $10 million and $80 million, respectively, of one-time transaction-related expenses(2).
Distributable Cash Flow, as adjusted(1), for the second quarter of 2025 was $300 million compared to $295 million in the second quarter of 2024.
Adjusted EBITDA(1) for the Fuel Distribution segment for the second quarter of 2025 was $206 million compared to $245 million in the second quarter of 2024. Adjusted EBITDA(1) for the second quarter of 2025 and 2024 included $8 million and $1 million, respectively, of one-time transaction-related expenses(2). The segment sold approximately 2.2 billion gallons of fuel in the second quarter of 2025. Fuel margin for all gallons sold was 10.5 cents per gallon for the second quarter of 2025.
Adjusted EBITDA(1) for the Pipeline Systems segment for the second quarter of 2025 was $177 million compared to $53 million in the second quarter of 2024. Adjusted EBITDA(1) for the second quarter of 2024 included $58 million of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 1.2 million barrels per day in the second quarter of 2025.
Adjusted EBITDA(1) for the Terminals segment for the second quarter of 2025 was $71 million compared to $22 million in the second quarter of 2024. Adjusted EBITDA(1) for the second quarter of 2025 and 2024 included $2 million and $21 million, respectively, of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 692 thousand barrels per day in the second quarter of 2025.
Distribution
On July 24, 2025, the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2025 of $0.9088 per unit, or $3.6352 per unit on an annualized basis. This represents an increase of approximately 1.25%, or $0.0112 per unit, as compared with the quarter ended March 31, 2025.
This is the third consecutive quarterly increase in SUN’s distribution and is consistent with SUN’s capital allocation strategy and 2025 business outlook, which includes an annual distribution growth rate of at least 5%. Since 2022, SUN has increased distributions by approximately 10%, underscoring the Partnership’s ongoing commitment to returning capital to its unitholders.
The quarterly distribution will be paid on August 19, 2025, to common unitholders of record as of the close of business on August 8, 2025.
Liquidity and Leverage
At June 30, 2025, SUN had long-term debt of approximately $7.8 billion and approximately $1.2 billion of liquidity remaining on its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its revolving credit facility, was 4.2 times at the end of the second quarter.

Capital Spending
SUN's total capital expenditures in the second quarter of 2025 were $160 million, which included $120 million of growth capital and $40 million of maintenance capital. This includes the Partnership's proportionate share of capital expenditures related to its joint ventures with Energy Transfer of $15 million for growth capital and $2 million for maintenance capital.
Parkland Acquisition
On June 24, 2025, Parkland shareholders voted to approve the merger with SUN with over 93% of votes cast in favor of the transaction. The merger is subject to customary regulatory and stock exchange listing approvals. The transaction remains on schedule and is expected to close in the fourth quarter of 2025.
SUN’s segment results and other supplementary data are provided after the financial tables below.
(1)    Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Supplemental Information” later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)    Transaction-related expenses include certain one-time expenses incurred with acquisitions. The Partnership’s definition of Adjusted EBITDA includes transaction-related expenses. However, given the magnitude of the completed and pending acquisitions during the periods presented, as well as the expenses related to those transactions, the Partnership is reporting Adjusted EBITDA excluding these expenses in order to portray the Partnership’s performance for the period without the impact of these one-time items.
(3)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.
Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, August 6, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.sunocolp.com under Webcasts and Presentations.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.sunocolp.com
Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Media:
Chris Cho, Senior Manager – Communications
(469) 646-1647, chris.cho@sunoco.com

– Financial Schedules Follow –
SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$116	$94
Accounts receivable, net	1,037	1,162
Inventories, net	1,179	1,068
Other current assets	150	141
Total current assets	2,482	2,465

Property, plant and equipment	9,205	8,914
Accumulated depreciation	(1,534)	(1,240)
Property, plant and equipment, net	7,671	7,674
Other assets:
Operating lease right-of-use assets, net	502	477
Goodwill	1,477	1,477
Intangible assets, net	533	547
Other non-current assets	486	400
Investments in unconsolidated affiliates	1,277	1,335
Total assets	$14,428	$14,375
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$927	$1,255
Accounts payable to affiliates	221	199
Accrued expenses and other current liabilities	448	457
Operating lease current liabilities	32	34
Current maturities of long-term debt	2	2
Total current liabilities	1,630	1,947

Operating lease non-current liabilities	507	479
Long-term debt, net	7,803	7,484
Advances from affiliates	77	82
Deferred tax liabilities	164	157
Other non-current liabilities	150	158
Total liabilities	10,331	10,307

Commitments and contingencies

Equity:
Limited partners:
Common unitholders (136,603,182 units issued and outstanding as of June 30, 2025 and 136,228,535 units issued and outstanding as of December 31, 2024)	4,099	4,066
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of June 30, 2025 and December 31, 2024)	—	—
Accumulated other comprehensive income (loss)	(2)	2
Total equity	4,097	4,068
Total liabilities and equity	$14,428	$14,375

SUNOCO LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES	$5,390	$6,174	$10,569	$11,673

COSTS AND EXPENSES:
Cost of sales	4,821	5,609	9,347	10,624
Operating expenses	145	134	288	222
General and administrative	50	134	89	170
Lease expense	19	17	35	35
(Gain) loss on disposal of assets and impairment charges	(2)	52	1	54
Depreciation, amortization and accretion	154	78	310	121
Total cost of sales and operating expenses	5,187	6,024	10,070	11,226
OPERATING INCOME	203	150	499	447
OTHER INCOME (EXPENSE):
Interest expense, net	(123)	(95)	(244)	(158)
Equity in earnings of unconsolidated affiliates	31	2	63	4
Gain on West Texas Sale	—	598	—	598
Loss on extinguishment of debt	(17)	(2)	(19)	(2)
Other, net	(1)	(3)	(1)	(2)
INCOME BEFORE INCOME TAXES	93	650	298	887
Income tax expense	7	149	5	156
NET INCOME	$86	$501	$293	$731

NET INCOME PER COMMON UNIT:
Basic	$0.33	$3.88	$1.55	$6.43
Diluted	$0.33	$3.85	$1.54	$6.37

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING
Basic	136,432,676	117,271,408	136,350,550	100,848,078
Diluted	137,146,019	118,054,858	137,040,946	101,657,076

CASH DISTRIBUTION PER COMMON UNIT	$0.9088	$0.8756	$1.8064	$1.7512

SUNOCO LP
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended June 30,
	2025	2024
Net income	$86	$501
Depreciation, amortization and accretion	154	78
Interest expense, net	123	95
Non-cash unit-based compensation expense	5	4
(Gain) loss on disposal of assets and impairment charges	(2)	52
Loss on extinguishment of debt	17	2
Unrealized gains on commodity derivatives	(7)	(6)
Inventory valuation adjustments	40	32
Equity in earnings of unconsolidated affiliates	(31)	(2)
Adjusted EBITDA related to unconsolidated affiliates	51	3
Gain on West Texas Sale	—	(598)
Other non-cash adjustments	11	10
Income tax expense	7	149
Adjusted EBITDA (1)	454	320
Transaction-related expenses	10	80
Adjusted EBITDA (1), excluding transaction-related expenses	$464	$400

Adjusted EBITDA (1)	$454	$320
Adjusted EBITDA related to unconsolidated affiliates	(51)	(3)
Distributable cash flow from unconsolidated affiliates	48	2
Cash interest expense	(118)	(89)
Current income tax expense	(5)	(217)
Transaction-related income taxes	—	199
Maintenance capital expenditures (2)	(38)	(26)
Distributable Cash Flow	290	186
Transaction-related expenses and adjustments (3)	10	109
Distributable Cash Flow, as adjusted (1)	$300	$295

Distributions to Partners:
Limited Partners	$124	$119
General Partner	41	36
Total distributions to be paid to partners	$165	$155
Common Units outstanding - end of period	136.6	136.0
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, non-cash unit-based compensation expense, gains and losses on disposal of assets, non-cash impairment charges, losses on extinguishment of debt, unrealized gains and losses on commodity derivatives, inventory valuation adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments. For Distributable Cash Flow, as adjusted, certain transaction-related adjustments and non-recurring expenses are excluded.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures; and
•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation, amortization and accretion are non-cash charges, the assets being depreciated, amortized and accreted will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, amortization, accretion and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)    For the three months ended June 30, 2025 and 2024, excludes $2 million and $1 million, respectively, for our proportionate share of maintenance capital expenditures related to our investments in ET-S Permian and J.C. Nolan, as these amounts are included in “Distributable cash flow from unconsolidated affiliates.”
(3)     For the three months ended June 30, 2025 and 2024, SUN incurred $10 million and $80 million of transaction-related expenses, respectively. For the calculation of Distributable Cash Flow, as adjusted, transaction-related expenses and adjustments include these transaction-related expenses, as well as $29 million of Distributable Cash Flow attributable to the operations of NuStar for April 1, 2024 through the acquisition date, which represents amounts distributable to SUN’s common unitholders (including the holders of the common units issued in the NuStar acquisition) with respect to the second quarter 2024 distribution.

SUNOCO LP
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended June 30,
	2025	2024
Segment Adjusted EBITDA:
Fuel Distribution	$206	$245
Pipeline Systems	177	53
Terminals	71	22
Adjusted EBITDA	454	320
Transaction-related expenses	10	80
Adjusted EBITDA, excluding transaction-related expenses	$464	$400

The following analysis of segment operating results includes a measure of segment profit. Segment profit is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment profit is similar to the GAAP measure of gross profit, except that segment profit excludes charges for depreciation, amortization and accretion. The most directly comparable measure to segment profit is gross profit.
The following table presents a reconciliation of segment profit to gross profit:

	Three Months Ended June 30,
	2025	2024
Fuel Distribution segment profit	$262	$304
Pipeline Systems segment profit	183	172
Terminals segment profit	124	89
Total segment profit	569	565
Depreciation, amortization and accretion, excluding corporate and other	153	77
Gross profit	$416	$488

Fuel Distribution

	Three Months Ended June 30,
	2025		2024
Motor fuel gallons sold (millions)	2,188		2,189
Motor fuel profit cents per gallon(1)	10.5	¢	11.8	¢
Fuel profit	$191		$230
Non-fuel profit	41		44
Lease profit	30		30
Fuel Distribution segment profit	$262		$304
Expenses	$102		$96

Segment Adjusted EBITDA	$206		$245
Transaction-related expenses	8		1
Segment Adjusted EBITDA, excluding transaction-related expenses	$214		$246
(1) Excludes the impact of inventory valuation adjustments consistent with the definition of Adjusted EBITDA.
Volumes. For the three months ended June 30, 2025 compared to the same period last year, volumes decreased primarily due to the sale of assets in West Texas (the “West Texas Sale”) in April 2024, partially offset by volume increases from investment and profit optimization.
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Fuel Distribution segment decreased due to the net impact of the following:
•a decrease of $29 million due to lower profit per gallon; and
•an increase of $6 million in expenses primarily due to the pending Parkland acquisition.
Pipeline Systems

	Three Months Ended June 30,
	2025	2024
Pipelines throughput (thousand barrels per day)	1,231	1,264
Pipeline Systems segment profit	$183	$172
Expenses	$58	$121

Segment Adjusted EBITDA	$177	$53
Transaction-related expenses	—	58
Segment Adjusted EBITDA, excluding transaction-related expenses	$177	$111
Volumes. For the three months ended June 30, 2025 compared to the same period last year, throughput volumes decreased primarily due to the contribution of assets to ET-S Permian in July 2024.
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Pipeline Systems segment increased due to the net impact of the following:
•an $11 million increase in segment profit comprised of a $61 million increase from the timing of the acquisition of NuStar, which occurred on May 3, 2024 and therefore is only reflected for two months in the prior period, partially offset by a $50 million decrease from the deconsolidation of certain of NuStar’s assets in connection with the formation of ET-S Permian effective July 1, 2024;
•a $48 million increase in Adjusted EBITDA related to the formation of ET-S Permian; and
•a $65 million decrease in operating costs primarily due to a decrease in general and administrative expenses related to one-time NuStar acquisition expenses incurred in 2024. This decrease was partially offset by an increase in operating expenses from the timing of the acquisition of NuStar, which occurred on May 3, 2024 and therefore is only reflected for two months in the prior period and for which the impact was partially offset by a decrease of $6 million from the deconsolidation of certain NuStar assets in connection with the formation of ET-S Permian effective July 1, 2024.

Terminals

	Three Months Ended June 30,
	2025	2024
Throughput (thousand barrels per day)	692	638
Terminals segment profit	$124	$89
Expenses	$54	$68

Segment Adjusted EBITDA	$71	$22
Transaction-related expenses	2	21
Segment Adjusted EBITDA, excluding transaction-related expenses	$73	$43
Volumes. For the three months ended June 30, 2025 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Terminals segment increased due to the net impact of the following:
•a $33 million increase in segment profit (excluding inventory valuation adjustments) primarily due to the timing of the acquisition of NuStar, which occurred on May 3, 2024 and therefore is only reflected for two months in the prior period; and
•a $14 million decrease in operating costs primarily due to a decrease in general and administrative expenses related to one-time NuStar acquisition expenses incurred in 2024. This decrease was partially offset by an increase in operating expenses from the timing of the acquisition of NuStar on May 3, 2024 and therefore is only reflected for two months in the prior period.